Exhibit 2.5

PATENT AGREEMENT

BETWEEN

SPRINT NEXTEL CORPORATION

AND

EMBARQ CORPORATION

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TABLE OF CONTENTS

(continued)

		Page
Section 7.08	No Waiver	19

Section 7.09	Rules of Construction	19

Section 7.10	No Other Rights Granted	19

Section 7.11	No Other Enforcement Required	19

Section 7.12	Further Assurances	19

Section 7.13	Bankruptcy	19

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This PATENT AGREEMENT is made, effective as of the Distribution Date, by and between Sprint Nextel Corporation, a Kansas corporation (“Sprint”), and Embarq Corporation, a Delaware corporation (“Embarq”).

RECITALS

A. The Parties have entered into that certain Separation and Distribution Agreement (the “SDA”) dated as of May 1, 2006.

B. Pursuant to the SDA, the Parties desire to enter into this agreement with respect to patents and the Software and Proprietary Information Agreement with respect to Software and Proprietary Information.

Sprint and Embarq agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. Terms used in this agreement with initial capital letters have the meanings set forth or cross-referenced below.

“Change of Control” of either Embarq or Sprint (for this purpose a “Company”) means the occurrence of any of the following:

(a) any person or group (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 and the regulations under that Act):

(i) becomes the beneficial owner of more than 50% of the combined voting power of the outstanding securities entitled to vote generally in the election of directors (“Voting Stock”) of the Company; or

(ii) otherwise has the power to direct the Company’s management and policies, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract or otherwise;

(b) the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person and its affiliates (other than a member of the Company’s Group) in one or a series of related transactions;

(c) the Company, directly or indirectly, consolidates with, or merges with or into, another Person, or any Person, directly or indirectly, consolidates with, or merges with or into, the Company, and in that transaction (or series of related transactions) either:

(i) the Company’s outstanding Voting Stock is converted into or exchanged for (in whole or in part) cash, securities or other property, but excluding a transaction (or series of related transactions) where:

(A) the Company’s Voting Stock is converted into or exchanged for Voting Stock of the surviving or transferee Person; and

(B) the holders of the Company’s Voting Stock immediately preceding the transaction received more than 50% of the total Voting Stock of the surviving or transferee Person in substantially the same relative proportions as the holders had prior to such transaction; or

(ii) the Company issues additional securities so that immediately following the transaction, the holders of the Company’s Voting Stock immediately preceding the transaction own less than 50% of the Voting Stock of the surviving or transferee Person; or

(d) a change in the identity of a majority of the Company’s directors because of (A) a proxy contest (or the threat to engage in a proxy contest) or (B) a tender offer that has not been recommended for acceptance by a majority of the Company’s independent directors.

“Distribution Date” – as defined in the SDA.

“Embarq Acquisition Cap Date” means the date on which the Embarq Group acquires Persons or assets (other than assets acquired in the ordinary course of business) with an aggregate Enterprise Value of more than 100% of Embarq’s Enterprise Value (on a consolidated basis) on the Distribution Date.

“Embarq Brands” – see Section 3.03(a)(i).

“Embarq Group” means, at any given time, Embarq and all Persons in which Embarq is the owner, directly or indirectly, of at least 80% of the Person’s Voting Stock; except that:

(i) after the Embarq Acquisition Cap Date:

(A) any acquired Person that becomes controlled by Embarq after the Embarq Acquisition Cap Date will not be an Embarq Group member; and

(B) any Person who was an Embarq Group member on or prior to the Embarq Acquisition Cap Date and who (1) operates or manages assets that are acquired after the Embarq Acquisition Cap Date and that are material to the operations or financial condition of the Embarq Group or (2) operates or manages more than an insignificant amount of assets of a Person described in the preceding clause (A) will, without any notice or further action by any Sprint Group member, cease to be an Embarq Group member; and

(ii) if there is a Change of Control of Embarq, then:

(A) after the Change of Control of Embarq no new Person can become a member of the Embarq Group, unless it is before the Embarq Acquisition Cap Date and the Person(s) that control Embarq are Investment Companies; and

(B) any Embarq Group member that, after the Change of Control of Embarq, (x) owns, operates or manages any assets contributed, transferred, owned or controlled by a Related Person or (y) provides services to a Related Person or its customers which, in the case of (x) or (y), is an integration of any function of an Embarq Group member with the Related Person that contributes materially to the delivery of any product or service to customers of Embarq or the Related Person will, without any notice or further action by a Sprint Group member, cease to be an Embarq Group member.

“Embarq Patents” means those patents listed in Exhibit A or identified under Section 2.02(a) and any patents resulting from the inventions or patent applications listed in Exhibit A or identified under Section 2.02(a), including any and all continuations, continuations-in-part, divisions, reissues, reexaminations and renewals of any of them, and any foreign counterparts of any of the foregoing.

“Enterprise Value” means, with respect to:

(i) a Person, the fair market value of the outstanding equity on a fully diluted basis plus all indebtedness for borrowed money; or

(ii) an acquisition, the Enterprise Value of any Person acquired plus the fair market value of any separate assets acquired, plus the amount of any debt assumed in the asset transaction or secured by the acquired assets.

The fair market value of the outstanding equity will be determined by the closing price of the equity as listed in the relevant exchange as of the date of the acquisition agreement. With respect to a Person who does not have equity that is publicly traded, the Enterprise Value shall be the fair market value of the Person’s equity as provided in the transaction or acquisition agreement, provided the agreement was negotiated in good faith and at arms length.

“Existing Embarq Business” means the business and operations as conducted by the Embarq Group on the Distribution Date. The Oasis Program is part of the Existing Embarq Business. Trials, demonstrations, alpha or beta tests of the Embarq Group that are in the trial, demonstration or testing stage on the Distribution Date (but not the commercial products or services resulting from such trials, demonstrations, alpha or beta tests) are part of the Existing Embarq Business. New uses of Sprint Patents that are materially different from those used internally or externally to support products or services of an Embarq Group member on the Distribution Date are not part of the Existing Embarq Business. For example, the Embarq Group’s use of Sprint Patents to deploy voice over packet data switches in the Embarq network to provide conventional voice telephone service is within the Existing Embarq Business, but new service, such as voice over packet data service to the home, is not part of the Existing Embarq Business. For the avoidance of doubt, any enhancements or upgrades made after the Distribution Date that are not materially different uses of Sprint Patents to allow the evolution of the Embarq network are part of the Existing Embarq Business, but new commercial products or services provided at the customer premise are not part of the Existing Embarq Business.

“Existing Sprint Business” means the business and operations as conducted by the Sprint Group on the Distribution Date. Trials, demonstrations, alpha or beta tests of the Sprint Group that are in the trial, demonstration or testing stage on the Distribution Date (but not the commercial products or services resulting from such trials, demonstrations, alpha or beta tests) are part of the Existing Sprint Business. New uses of Embarq Patents that are materially different from those used internally or externally to support products or services of a Sprint Group member on the Distribution Date are not part of the Existing Sprint Business.

“Governmental Authority” means any federal, state or local court, government, department, commission, board, bureau, agency, official or other regulatory or administrative authority.

“Group” means either the Sprint Group or the Embarq Group, as the context requires.

“Investment Company” means a Person whose primary line of business is investing, reinvesting, owning, holding or trading securities and not the direct operation of the commercial enterprise(s) in which it invests, reinvests, holds or trades securities (including, for example, private equity funds).

“Katz License” – see Section 2.02(e).

“New Embarq Business” means without limitation any business and operations that the Embarq Group may conduct after the Distribution Date.

“New Sprint Business” means without limitation any business and operations that the Sprint Group may conduct after the Distribution Date.

“Oasis Program” means the Oasis program as operated by the Embarq Group on the Distribution Date, including, without limitation, the use of templates for the development of tools. Any modifications or improvements to the templates that are created by an Embarq Group member after the Distribution Date are part of the Oasis Program. The development of tools by an Embarq Group member after the Distribution Date are part of the Oasis Program, but only to the extent that such tools are developed for internal use by an Embarq Group member or external use by customers of an Embarq Group member.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity or Governmental Authority.

“Rejection” – see Section 7.13.

“Related Person” means:

(i) after a Change of Control of Embarq, any Person that owns more than 20% of the Embarq Voting Stock or that is under common control with Embarq (other than Embarq Group members that existed prior to the Change of Control);

(ii) after a Change of Control of Sprint, any Person that owns more than 20% of the Sprint Voting Stock or that is under common control with Sprint (other than Sprint Group members that existed prior to the Change of Control); and

(iii) after a Group member leaves its Group, any Person that owns, directly or indirectly, more than 20% of the former Group member’s Voting Stock, or that is under common control with the former Group member.

“SDA” — see Recital A.

“Sprint Acquisition Cap Date” means the date on which the Sprint Group acquires Persons or assets (other than assets acquired in the ordinary course of business) with an aggregate Enterprise Value of more than 100% of Sprint’s Enterprise Value (on a consolidated basis) on the Distribution Date.

“Sprint Brands” – see Section 4.03(a)(i).

“Sprint Group” means, at any given time, Sprint and all Persons in which Sprint is the owner, directly or indirectly, of at least 80% of the Person’s Voting Stock; except that:

(i) after the Sprint Acquisition Cap Date:

(A) any acquired Person that becomes controlled by Sprint after the Sprint Acquisition Cap Date will not be a Sprint Group member; and

(B) any Person who was a Sprint Group member on or prior to the Sprint Acquisition Cap Date and who (1) operates or manages assets that are acquired after the Sprint Acquisition Cap Date and that are material to the operations or financial condition of the Sprint Group or (2) operates or manages more than an insignificant amount of assets of a Person described in the preceding clause (A) will, without any notice or further action by any Embarq Group member, cease to be a Sprint Group member; and

(ii) if there is a Change of Control of Sprint, then:

(A) after the Change of Control of Sprint no new Person can become a member of the Sprint Group, unless it is before the Sprint Acquisition Cap Date and the Person(s) that control Sprint are Investment Companies; and

(B) any Sprint Group member that, after the Change of Control of Sprint, (x) owns, operates or manages any assets contributed, transferred, owned or controlled by a Related Person or (y) provides services to a Related Person or to its customers which, in the case of (x) or (y), is an integration of any function of a Sprint Group member with the Related Person that contributes materially to the delivery of any product or service to customers of Sprint or the Related Person will, without any notice or further action by an Embarq Group member, cease to be a Sprint Group member.

“Sprint Patents” means the following patents, but only if they are not Embarq Patents:

(i) patents owned by any Sprint Group member on the Distribution Date;

(ii) patents that issue from patent applications filed prior to the Distribution Date that are owned by a Sprint Group member on the Distribution Date; and

(iii) patents that issue from patent applications based on inventions conceived or reduced to practice prior to the Distribution Date that are owned by a Sprint Group member on the Distribution Date.

Sprint Patents include any and all continuations, continuations-in-part, divisions, reissues, reexaminations and renewals thereof and any foreign counterparts of any of the foregoing. Sprint Patents exclude any patents or patent applications that are based on inventions that were either conceived or reduced to practice prior to August 12, 2005 by any employee or contractor employed by any of the following or any Person controlled by any of them: Nextel Communications Inc., U.S. Unwired Inc., Gulf Coast Wireless Limited Partnership, IWO Holdings Inc., Enterprise Communications Partnership, Alamosa Holdings, Inc. and Velocita Wireless Holding Corporation.

“Third Party” means any Person other than a member of a Group.

“Third Party Patent Agreement” means a license or non-assert right granted prior to the Distribution Date by a Third Party to any Sprint Group member that relates to the Existing Embarq Business.

ARTICLE 2

TRANSFER

Section 2.01 Patent Transfer to Embarq. Sprint hereby assigns and will cause each Sprint Group member to assign to the Embarq Group member designated by Embarq, subject to any rights of Third Parties, all the Sprint Group’s right, title and interest in the Embarq Patents. By this transfer Embarq has the sole and exclusive right to direct and control the prosecution of all patent applications included in the Embarq Patents. No Sprint Group member has granted any license or non-assert rights with respect to any Embarq Patent.

Section 2.02 Documentation and Cooperation.

(a) Before the first anniversary of the Distribution Date, if a member of the Sprint Group or the Embarq Group identifies any Sprint Patent or any patent application owned by a Sprint Group member that:

(i) at the time the invention(s) were conceived or reduced to practice the primary inventor(s) were employees of, or devoted exclusively to, the Local Telephone Division of Sprint; and

(ii) the work or project that resulted in the invention was developed primarily for the Local Telephone Division of Sprint;

then the Sprint Group member will assign to the Embarq Group member designated by Embarq, subject to any rights of Third Parties, all the Sprint Group’s right, title and interest in such Sprint Patent or patent application.

(b) Sprint will use reasonable efforts to deliver to Embarq all files and documentation in the possession of the Sprint Group members that relate to the Embarq Patents, including, but not limited to, the prosecution file histories, correspondence, invention disclosures, and other pertinent materials related to the Embarq Patents.

(c) Sprint will reasonably cooperate with Embarq, and will cause all Sprint Group members, agents and counsel to reasonably cooperate with Embarq, at Embarq’s expense with respect to Third Party costs, in connection with (i) the preparation, filing, prosecution, maintenance and defense of the Embarq Patents, and (ii) any suit for infringement of the Embarq Patents brought by an Embarq Group member against a Third Party. Embarq will reasonably cooperate with Sprint, and will cause all Embarq Group members, agents and counsel to reasonably cooperate with Sprint, at Sprint’s expense with respect to Third Party costs, in connection with (i) the preparation, filing, prosecution, maintenance and defense of the Sprint Patents, and (ii) any suit for infringement of the Sprint Patents brought by a Sprint Group member against a Third Party.

(d) If, on the Distribution Date, any Sprint Group member has the right, without the consent of any Third Party and without incurring any other obligation (other than providing a notice), to sublicense or otherwise transfer to Embarq some or all of the Sprint Group member’s rights under a Third Party Patent Agreement, then, on the Distribution Date, Sprint will or will cause the Sprint Group member to transfer such rights to Embarq. Sprint will reasonably cooperate with Embarq (subject to any confidentiality obligations under the Third Party Patent Agreements) to identify any other Third Party Patent Agreements that by their terms do not provide Embarq a license to patents that relate to the Existing Embarq Business.

(e) If Embarq provides to Sprint the information identified in section 2.7 of the Ronald A. Katz Licensing, L.P. License Agreement entered into by Sprint on April 24, 1997 (the “Katz License”), then Sprint will provide this information to facilitate Embarq’s license under section 2.7 of the Katz License. After the initial information is submitted, Embarq will be responsible for submitting any further reports to continue Embarq’s rights under the Katz License.

ARTICLE 3

NON ASSERTS FOR BENEFIT OF EMBARQ

Section 3.01 Non Assert for Existing Embarq Business.

(a) Sprint hereby grants, and will cause each Sprint Group member that owns Sprint Patents to grant, to each Embarq Group member a covenant not to assert any of the Sprint Patents against that Embarq Group member for its conduct of the Existing Embarq Business. This covenant is personal and non-transferable, except to the extent it may be extended under this agreement to new Embarq Group members or other Persons described in Section 3.03(a). Conduct protected by this covenant will include activities that were not conducted by a particular Embarq Group member on the Distribution Date so long as those activities were conducted on the Distribution Date by a Person that was then an Embarq Group member (in other words, each Embarq Group member may later engage in any part of the Existing Embarq Business even if that Embarq Group member did not engage on the Distribution Date in that part of the Existing Embarq Business). This covenant is granted to each Embarq Group member (including Persons who become members of the Embarq Group while the covenant is in effect) but (except as stated in Section 3.01(b)) only for activities conducted when the Person is an Embarq Group member.

(b) If an Embarq Group member leaves the Embarq Group, the covenant of Section 3.01(a) will continue to allow that former Embarq Group member to conduct the Existing Embarq Business in substantially the same manner and substantially the same geographic area where the former Embarq Group member was conducting its business on the date it ceased to be a member of the Embarq Group. This covenant is personal and non-transferable, except to the extent it may be extended under this agreement to other Persons described in Section 3.03(a). This covenant does not protect:

(i) services offered or rendered in a geographic area after the Person leaves the Embarq Group that is not substantially the same geographic area where its business was conducted on the date it ceased to be an Embarq Group member;

(ii) new, additional or modified services to Third Parties in the geographic area where the Person was operating when it ceased to be an Embarq Group member; or

(iii) new uses of Sprint Patents that are materially different from those used internally or externally to support products or services commercially available from the former Embarq Group member on the date it ceased to be an Embarq Group member.

(c) The covenant of Section 3.01(b) will terminate, prospectively, without any notice or further action by a Sprint Group member on the earlier of the date that:

(i) the former Embarq Group member or any Person controlled by, controlling or under common control with that former Embarq Group member makes a written claim or counterclaim against any Sprint Group member based on the patent rights of the claimant, except that termination will not occur if the claim made is a compulsory counterclaim made by the former Embarq Group member in a proceeding filed by a Sprint Group member against the former Embarq Group member; or

(ii) the former Embarq Group member (x) owns, operates or manages any assets contributed, transferred, owned or controlled by a Related Person or (y) provides services to a Related Person or to its customers, which, in the case of (x) or (y), is an integration of any function of the former Embarq Group member with the Related Person that contributes materially to the testing, operation, development or delivery of any product or service of the former Embarq Group member or the Related Person (including, without limitation, integrated or bundled product or service offerings).

(d) The covenant of this Section 3.01 continues for the life of the Sprint Patents except as provided in this agreement. The end of the covenant of Section 3.02 will not change protection afforded to the Existing Embarq Business under this Section 3.01.

Section 3.02 Limited Non Assert for New Embarq Business.

(a) Sprint hereby grants, and will cause each Sprint Group member that owns Sprint Patents to grant, to each Embarq Group member a covenant not to assert any of the Sprint Patents against that Embarq Group member for its conduct of the New Embarq Business. This covenant is personal and non-transferable, except to the extent it may be extended under this agreement to new Embarq Group members or other Persons described in Section 3.03(a). This covenant is granted to each Embarq Group member (including Persons who become members of the Embarq Group while the covenant is in effect) but only for activities conducted when the Person is an Embarq Group member.

(b) The covenant of this Section 3.02 will end prospectively without notice or further action by any Sprint Group member on the earlier of:

(i) its expiration on the 2nd anniversary of the Distribution Date; or

(ii) its immediate termination on the date that any Embarq Group member, or any Person controlling or under common control with Embarq, makes a written claim or counterclaim against any Sprint Group member based on patent rights of the claimant, except that termination will not occur if the claim made is a compulsory counterclaim made by an Embarq Group member in a proceeding filed by a Sprint Group member against the Embarq Group member.

Section 3.03 Third Parties.

(a) While a covenant of this Article 3 remains in effect, it will extend to:

(i) any Person that is authorized to sell services or products under the “Embarq” brand name or any successor brand name(s) (collectively, (“Embarq Brands”);

(ii) any Person to which any Embarq Group member or any former Embarq Group member having rights under this agreement is required by law or Governmental Authority to provide services or products; or

(iii) any client or customer that has the right to use Embarq Brand services or products that are used in conjunction with Embarq Brand services provided by any Embarq Group member or any former Embarq Group member having rights under this agreement alone or in combination with any other services or products provided by the Embarq Group or any former Embarq Group member having rights under this agreement.

(b) Sprint represents and warrants that, on or prior to the Distribution Date, the right to enforce Sprint Patents has not been assigned to any Third Party. If, after the Distribution Date, any Sprint Group member grants any Third Party the right to enforce a Sprint Patent, then Sprint will cause the Sprint Group member to obligate the Third Party to honor the provisions of this Article 3, and Embarq will be an express third party beneficiary of that Third Party obligation. If, after the Distribution Date, a Person owning a Sprint Patent leaves the Sprint Group, Sprint will cause the former Sprint Group member to agree that:

(i) the former Sprint Group member will honor the provisions of this Article 3;

(ii) if the former Sprint Group member grants any Third Party the right to enforce a Sprint Patent, then the former Sprint Group member will obligate the Third Party to honor the provisions of this Article 3; and

(iii) Embarq will be an express third party beneficiary of the Third Party obligation described in clauses (i) and (ii).

(c) Subject to the obligations of Section 3.03(b), all rights granted under Article 3 are subject to any rights of Third Parties.

Section 3.04 Embarq Right to License.

(a) Each Embarq Group member will have the right to obtain a license under any Sprint Patent for its conduct of the New Embarq Business. No Sprint Group member will request royalties from an Embarq Group member for any conduct covered by a Sprint Patent unless:

(i) a Sprint Group member has granted an arms-length license under the Sprint Patent to a Third Party;

(ii) the Embarq Group member is the only Person known to the Sprint Group, after reasonable investigation (including, without limitation, inquiry to Embarq), to be infringing the Sprint Patents that are the subject of the claim against the Embarq Group member; or

(iii) it is after the 5th anniversary of the Distribution Date.

If an Embarq Group member requests a license under a Sprint Patent that has been licensed to any Third Party that is similarly situated to Embarq with respect to material matters relevant to the terms and conditions of the license granted to the Third Party, then Sprint will grant a license to the Embarq Group member on terms and conditions no less favorable than the terms and conditions contained in the license to the Third Party. If the preceding sentence does not apply, then the Embarq Group member and Sprint (or the relevant Sprint Group member) will negotiate a license on commercially reasonable terms.

(b) If a dispute under Section 3.04(a) escalated under SDA Section 7.01 is not resolved, either party may initiate arbitration proceedings as follows:

(i) if the dispute relates to infringement or to license terms other than the royalty rate, the dispute will be submitted to a panel of three arbitrators, wherein each arbitrator is a patent lawyer with at least 20 years of experience and is knowledgeable about the technology generally covered by the field of the invention of the Sprint Patent(s) to be licensed; and

(ii) if the dispute relates to the royalty rate, the dispute will be submitted to a panel of three arbitrators, wherein each arbitrator is knowledgeable about patent valuation.

The parties to the dispute will request the names of arbitrators that meet the criteria stated above either from (1) the Large Case Technology, Science and Intellectual Property Panel of the American Arbitration Association, if the dispute is under clause (i), or (2) LECG, if the dispute is under clause (ii). The parties will select three arbitrators by a process of alternately striking names from the list of potential arbitrators. Each arbitrator will be independent of the parties. If arbitration is required under both clause (i) and clause (ii), either party may request that an arbitration proceeding under clause (i) be concluded before the arbitration proceeding is commenced under clause (ii). Each arbitration proceeding will be conducted in accordance with the rules then in force of the CPR International Institute for Conflict Prevention & Resolution. Each arbitration proceeding will take place in Overland Park, Kansas or such other location as the parties may agree. The decision rendered by the arbitrators will be accompanied by a written opinion, and will be final and binding upon the parties without right of appeal. Costs of the arbitration proceeding will be assessed by the arbitration panel against any or all of the parties in dispute, and will be paid promptly by the party or parties so assessed. The arbitrators will be guided by, but not bound by, the Federal Rules of Evidence and by procedural rules, including discovery provisions, of the Federal Rules of Civil Procedure. Any discovery will be limited to information directly relevant to the dispute, controversy or claim in arbitration.

(c) No Sprint Group member may initiate an arbitration proceeding against an Embarq Group member under Section 3.04(b) unless:

(i) 60 days have elapsed after the Sprint Group member provided notice to the Embarq Group member that it should request a license;

(ii) the Sprint Group member has provided a form of license agreement that it is prepared to execute and a certification that either Section

3.04(a)(ii) applies, or the terms and conditions of the form of license agreement are no less favorable to the Embarq Group member than those contained in a license with a Third Party that is similarly situated to the Embarq Group member with respect to material matters relevant to the license; and

(iii) the parties have not entered into negotiations for a license under Section 3.04(a).

(d) For a period of eight (8) years after the Distribution Date, the arbitration procedure set forth in Section 3.04(b) will be the sole and exclusive remedy in connection with any dispute between the parties relating to the Sprint Patents and each party irrevocably waives any right to bring an action or other proceeding with respect to the Sprint Patents in or before any Governmental Authority.

(e) Royalties payable by an Embarq Group member to Sprint under any license granted under this Section 3.04 will accrue for any conduct not protected by a covenant under this agreement. No Embarq Group member will assert a defense of laches or urge any adverse affect on the rights of any Sprint Group member because the Sprint Group members have complied with this Section 3.04(a). The preceding sentence does not limit the application of 15 United States Code § 286, as amended.

(f) If a Sprint Group member grants or amends a license under a Sprint Patent to any Third Party to provide a royalty rate more favorable than the royalty rate required of an Embarq Group member, then the royalty payable by the Embarq Group member may be adjusted down, at the Embarq Group member’s option, to provide the more favorable royalty rate effective as of the date of the grant of the more favorable royalty rate to the Third Party (subject to appropriate adjustment to the terms and conditions of the license held by the Embarq Group member for any differences in terms and conditions of the Third Party license). Sprint will notify any Embarq Group member if any Sprint Patent licensed to the Embarq Group member is licensed to a Third Party that is similarly situated to the Embarq Group member with respect to material matters relevant to the license and the terms and conditions of the Third Party license are more favorable than those granted to the Embarq Group member.

(g) Embarq is entitled to copies of any Third Party license agreement that is the basis for making any license request under Section 3.04(a) or for making any adjustment under Section 3.04(f), subject to confidentiality obligations to the Third Party. If confidentiality obligations to the Third Party prevent delivery of a Third Party license to Embarq, then Sprint and Embarq will cooperate to determine and implement a commercially reasonable procedure to allow Embarq to confirm the terms and conditions of the Third Party license.

(h) As used in this Section 3.04, a “license” to a Third Party includes grants of license rights and any covenants by a Sprint Group member not to assert patent rights against the Third Party, and any other similar rights to use.

ARTICLE 4

NON ASSERTS FOR BENEFIT OF SPRINT

Section 4.01 Non Assert for Existing Sprint Business.

(a) Embarq hereby grants, and will cause each Embarq Group member that owns Embarq Patents to grant, to each Sprint Group member a covenant not to assert any of the Embarq Patents against that Sprint Group member for its conduct of the Existing Sprint Business. This covenant is personal and non-transferable, except to the extent it may be extended under this agreement to new Sprint Group members or other Persons described in Section 4.03(a). Conduct protected by this covenant will include activities that were not conducted by a particular Sprint Group member on the Distribution Date so long as those activities were conducted on the Distribution Date by a Person that was then a Sprint Group member (in other words, each Sprint Group member may later engage in any part of the Existing Sprint Business even if that Sprint Group member did not engage on the Distribution Date in that part of the Existing Sprint Business). This covenant is granted to each Sprint Group member (including Persons who become members of the Sprint Group while the covenant is in effect) but (except as stated in Section 4.01(b)) only for activities conducted when the Person is a Sprint Group member.

(b) If a Sprint Group member leaves the Sprint Group, the covenant of Section 4.01(a) will continue to allow that former Sprint Group member to conduct the Existing Sprint Business in substantially the same manner and substantially the same geographic area where the former Sprint Group member was conducting its business on the date it ceased to be a member of the Sprint Group. This covenant is personal and non-transferable, except to the extent it may be extended under this agreement to other Persons described in Section 4.03(a). This covenant does not protect:

(i) services offered or rendered in a geographic area after the Person leaves the Sprint Group that is not substantially the same geographic area where its business was conducted on the date it ceased to be a Sprint Group member;

(ii) new, additional or modified services to Third Parties in the geographic area where the Person was operating when it ceased to be a Sprint Group member; or

(iii) new uses of Embarq Patents that are materially different from those used internally or externally to support products or services commercially available from the former Sprint Group member on the date it ceased to be a Sprint Group member.

(c) The covenant of Section 4.01(b) will terminate, prospectively, without any notice or further action by an Embarq Group member on the earlier of the date that:

(i) the former Sprint Group member or any Person controlled by, controlling or under common control with that former Sprint Group member makes a written claim or counterclaim against any Embarq Group member based on the patent rights of the claimant, except that termination will not occur if the claim made is a compulsory counterclaim made by the former Sprint Group member in a proceeding filed by an Embarq Group member against the former Sprint Group member; or

(ii) the former Sprint Group member (x) owns, operates or manages any assets contributed, transferred, owned or controlled by a Related Person or (y) provides services to a Related Person or to its customers, which, in the case of (x) or (y), is an integration of any function of the former Sprint Group member with the Related Person that contributes materially to the testing, operation, development or delivery of any product or service of the former Sprint Group Member or the Related Person (including, without limitation, integrated or bundled product or service offerings).

(d) The covenant of this Section 4.01 continues for the life of the Embarq Patents except as provided in this agreement. The end of the covenant of Section 4.02 will not change protection afforded to the Existing Embarq Business under this Section 4.01.

Section 4.02 Limited Non Assert for New Sprint Business.

(a) Embarq hereby grants, and will cause each Embarq Group member that owns Embarq Patents to grant, to each Sprint Group member a covenant not to assert any of the Embarq Patents against that Sprint Group member for its conduct of the New Sprint Business. This covenant is personal and non-transferable, except to the extent it may be extended under this agreement to new Sprint Group members or other Persons described in Section 4.03(a). This covenant is granted to each Sprint Group member (including Persons who become members of the Sprint Group while the covenant is in effect) but only for activities conducted when the Person is a Sprint Group member.

(b) The covenant of this Section 4.02 will end prospectively without notice or further action by any Embarq Group member on the earlier of:

(i) its expiration the 2nd anniversary of the Distribution Date; or

(ii) its immediate termination on the date that any Sprint Group member, or any Person controlling or under common control with Sprint, makes a written claim or counterclaim against any Embarq Group member based on patent rights of the claimant, except that termination will not occur if the claim made is a compulsory counterclaim made by a Sprint Group member in a proceeding filed by an Embarq Group member against the Sprint Group member.

Section 4.03 Third Parties.

(a) While a covenant of this Article 4 remains in effect, it will extend to:

(i) any Person that is authorized to sell telecommunication services under the “Sprint,” “Sprint PCS,” “Nextel,” “Boost” or other brand names of any Sprint Group member, or any successor brand name(s) (collectively, “Sprint Brands”);

(ii) any Person to which any Sprint Group member or any former Sprint Group member having rights under this agreement is required by law or Governmental Authority to provide services or products; or

(iii) any client or customer that has the right to use Sprint Brand services or products that are used in conjunction with Sprint Brand services provided by any Sprint Group member or any former Sprint Group member having rights under this agreement alone or in combination with any other services or products provided by the Sprint Group or any former Sprint Group member having rights under this agreement.

(b) If, after the Distribution Date, any Embarq Group member grants any Third Party the right to enforce an Embarq Patent, then Embarq will cause the Embarq Group member to obligate the Third Party to honor the provisions of this Article 4, and Sprint will be an express third party beneficiary of that Third Party obligation. If, after the Distribution Date, a Person owning an Embarq Patent leaves the Embarq Group, Embarq will cause the former Embarq Group member to agree that:

(i) the former Embarq Group member will honor the provisions of this Article 4;

(ii) if the former Embarq Group member grants any Third Party the right to enforce an Embarq Patent, then the former Embarq Group member will obligate the Third Party to honor the provisions of this Article 4; and

(iii) Sprint will be an express third party beneficiary of the Third Party obligation described in clauses (i) and (ii).

(c) Subject to the obligations of Section 4.03(b), all rights granted under this Article 4 are subject to any rights of Third Parties.

Section 4.04 Sprint Right to License.

(a) Each Sprint Group member will have the right to obtain a license under any Embarq Patent for its conduct of the New Sprint Business. No Embarq Group member will request royalties from a Sprint Group member for any conduct covered by an Embarq Patent unless:

(i) an Embarq Group member has granted an arms-length license under the Embarq Patent to a Third Party;

(ii) the Sprint Group member is the only Person known to the Embarq Group, after reasonable investigation (including, without limitation, inquiry to Sprint), to be infringing the Embarq Patents that are the subject of the claim against the Sprint Group member; or

(iii) it is after the 5th anniversary of the Distribution Date.

If a Sprint Group member requests a license under an Embarq Patent that has been licensed to any Third Party that is similarly situated to Sprint with respect to material matters relevant to the terms and conditions of the license granted to the Third Party, then Embarq will grant a license to the Sprint Group member on terms and conditions no less favorable than the terms and conditions contained in the license to the Third Party. If the preceding sentence does not apply, then the Sprint Group member and Embarq (or the relevant Embarq Group member) will negotiate a license on commercially reasonable terms.

(b) If a dispute under Section 4.04(a) escalated under SDA Section 7.01 is not resolved, either party may initiate arbitration proceedings as follows:

(i) if the dispute relates to infringement or to license terms other than the royalty rate, the dispute will be submitted to a panel of three arbitrators, wherein each arbitrator is a patent lawyer with at least 20 years of experience and is knowledgeable about the technology generally covered by the field of the invention of the Embarq Patent(s) to be licensed; and

(ii) if the dispute relates to the royalty rate, the dispute will be submitted to a panel of three arbitrators, wherein each arbitrator is knowledgeable about patent valuation.

The parties to the dispute will request the names of arbitrators that meet the criteria stated above either from (1) the Large Case Technology, Science and Intellectual Property Panel of the American Arbitration Association, if the dispute is under clause (i), or (2) LECG, if the dispute is under clause (ii). The parties will select three arbitrators by a process of alternately striking names from the list of potential arbitrators. Each arbitrator will be independent of the parties. If arbitration is required under both clause (i) and clause (ii), either party may request that an arbitration proceeding under clause (i) be concluded before the arbitration proceeding is commenced under clause (ii). Each arbitration proceeding will be conducted in accordance with the rules then in force of the CPR International Institute for Conflict Prevention & Resolution. Each arbitration proceeding will take place in Overland Park, Kansas or such other location as the parties may agree. The decision rendered by the arbitrators will be accompanied by a written opinion, and will be final and binding upon the parties without right of appeal. Costs of the arbitration proceeding will be assessed by the arbitration panel against any or all of the parties in dispute, and will be paid promptly by the party or parties so assessed. The arbitrators will be guided by, but not bound by, the Federal Rules of Evidence and by procedural rules, including discovery provisions, of the Federal Rules of Civil Procedure. Any discovery will be limited to information directly relevant to the dispute, controversy or claim in arbitration.

(c) No Embarq Group member may initiate an arbitration proceeding against a Sprint Group member under Section 4.04(b) unless:

(i) 60 days have elapsed after the Embarq Group member provided notice to the Sprint Group member that it should request a license;

(ii) the Embarq Group member has provided a form of license agreement that it is prepared to execute and a certification that either Section

4.04(a)(ii) applies, or the terms and conditions of the form of license agreement are no less favorable to the Sprint Group member than those contained in a license with a Third Party that is similarly situated to the Sprint Group member with respect to material matters relevant to the license; and

(iii) the parties have not entered into negotiations for a license under Section 4.04(a).

(d) For a period of eight (8) years after the Distribution Date, the arbitration procedure set forth in Section 4.04(b) will be the sole and exclusive remedy in connection with any dispute between the parties relating to the Embarq Patents and each party irrevocably waives any right to bring an action or other proceeding with respect to the Embarq Patents in or before any Governmental Authority.

(e) Royalties payable by a Sprint Group member to Embarq under any license granted under this Section 4.04 will accrue for any conduct not protected by a covenant under this agreement. No Sprint Group member will assert a defense of laches or urge any adverse affect on the rights of any Embarq Group member because the Embarq Group members have complied with this Section 4.04(a). The preceding sentence does not limit the application of 15 United States Code § 286, as amended.

(f) If an Embarq Group member grants or amends a license under an Embarq Patent to any Third Party to provide a royalty rate more favorable than the royalty rate required of a Sprint Group member, then the royalty payable by the Sprint Group member may be adjusted down, at the Sprint Group member’s option, to provide the more favorable royalty rate effective as of the date of the grant of the more favorable royalty rate to the Third Party (subject to appropriate adjustment to the terms and conditions of the license held by the Sprint Group member for any differences in terms and conditions of the Third Party license). Embarq will notify any Sprint Group member if any Embarq Patent licensed to the Sprint Group member is licensed to a Third Party that is similarly situated to the Sprint Group member with respect to material matters relevant to the license and the terms and conditions of the Third Party license are more favorable than those granted to the Sprint Group member.

(g) Sprint is entitled to copies of any Third Party license agreement that is the basis for making any license request under Section 4.04(a) or for making any adjustment under Section 4.04(f), subject to confidentiality obligations to the Third Party. If confidentiality obligations to the Third Party prevent delivery of a Third Party license to Sprint, then Embarq and Sprint will cooperate to determine and implement a commercially reasonable procedure to allow Sprint to confirm the terms and conditions of the Third Party license.

(h) As used in this Section 4.04, a “license” to a Third Party includes grants of license rights and any covenants by an Embarq Group member not to assert patent rights against the Third Party, and any other similar rights to use.

ARTICLE 5

LIMITED WARRANTIES AND REPRESENTATIONS

Section 5.01 All Rights Granted “AS IS”. Except as stated in the last sentence of Section 2.01 and Section 3.03(b), all patents and intellectual property covered by this agreement are furnished “AS IS,” without any representations or warranties of any kind, whatsoever.

Section 5.02 Disclaimer of Implied Warranties. Each Group assumes total responsibility and risk for its use of any patents or intellectual property covered by this agreement. Neither Group makes, and each Group expressly disclaims, any implied warranties of any kind whatsoever, including, but not limited to, implied warranties of merchantability or fitness for a particular purpose, implied warranties of title or non-infringement, or any implied warranty that the intellectual property is “error free.”

ARTICLE 6

CLAIMS AND DISPUTES

Section 6.01 Equitable Remedies. Money damages alone will not be an adequate remedy if a Group member exceeds the scope of its rights granted by this agreement for any other breach or threatened breach of any obligation under this agreement. In addition to any other remedies at law (but subject to Sections 3.04 and 4.04), a non-breaching Group member is entitled to seek injunctive relief against any continued action by the other Person.

Section 6.02 SDA Provisions. All claims, disputes or controversies under this agreement between Embarq, Sprint or any of their Group members will be subject to SDA Section 7.01. The indemnification obligations and procedures specified in the SDA are hereby incorporated into and made applicable to this agreement. In addition to the indemnification obligations specified in the SDA, Embarq and Sprint must indemnify and defend the other, each member of the other’s Group and each of their respective directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing, from and against any and all Third Party Claims arising out of a Group member’s (1) possession, or (2) use of any kind, or (3) exercise of any right granted under this agreement in accordance with the provisions of Article 6 of the SDA. Claims, disputes or controversies under this agreement are subject to arbitration to the extent stated in Sections 3.04 and 4.04, but are not subject to arbitration under Article 7 of the SDA.

Section 6.03 Notice. Any notice, demand, claim or other communication under this agreement must be given as provided in the Software and Proprietary Information Agreement.

ARTICLE 7

MISCELLANEOUS

Section 7.01 Amendment. This agreement may not be amended except by a writing executed by the Parties.

Section 7.02 Governing Law. The validity, interpretation and enforcement of this agreement will be governed by the laws of the State of Delaware, without giving effect to its provisions relating to choice of law.

Section 7.03 Priority of Agreements. If there is a conflict between any provision of this agreement and the SDA (or any other agreement referred to in the SDA), the provisions of this agreement will control.

Section 7.04 Assignment. This agreement can not be assigned by either party without the other party’s prior written consent except that any party can assign this agreement to any member of its Group (but only for so long as the assignee remains a Group member). This agreement is binding on and will inure to the benefit of and be enforceable by Sprint, Embarq, the members of their Groups (so long as they remain in the Group and thereafter as provided in this agreement), and their successors and permitted assigns.

Section 7.05 No Third Party Beneficiaries. Except for the indemnification provided in Section 6.02, this agreement is solely for the benefit of Sprint, Embarq and the members and former members of their Groups and does not confer any rights or remedies on Third Parties (including any employees of any Sprint Group member or any Embarq Group member).

Section 7.06 Entire Agreement. This agreement is the entire agreement among the Embarq Group and the Sprint Group relating to the Sprint Patents and the Embarq Patents. No prior understandings, whether written or oral, will be binding on any Group member unless in a writing signed on or after the date of this agreement.

Section 7.07 Counterparts. This agreement may be executed in multiple counterparts, each of which will be an original, but all of which together will constitute one instrument. Each counterpart may consist of several copies each signed by less than all, but together signed by all, the parties.

Section 7.08 No Waiver. The failure of any group member to exercise any right, power or remedy is not a waiver of any other right, power or remedy.

Section 7.09 Rules of Construction. This agreement will be fairly interpreted in accordance with its terms and without any construction in favor of or against either party.

Section 7.10 No Other Rights Granted. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT NO OTHER RIGHTS ARE GRANTED WITH RESPECT TO THE SPRINT PATENTS AND THE EMBARQ PATENTS.

Section 7.11 No Other Enforcement Required. This agreement does not require any member of any Group to enforce or otherwise assert any patents or other intellectual property rights against any Third Party.

Section 7.12 Further Assurances. At the request of the other, each Party will execute and deliver or cause the members of its Group to execute and deliver any further documents reasonably necessary to vest title to patents, patent applications and inventions as provided in this agreement.

Section 7.13 Bankruptcy. All covenants not to assert granted hereunder are intended to be and should be considered rights protected by Section 365(n) of the Bankruptcy Code, 11 U.S.C. § 101 et seq. (“365(n)”). All rights under this agreement will be deemed to exist immediately before the occurrence of any bankruptcy case in which a member of the Sprint Group or a member of the Embarq Group is a debtor. Each non-debtor will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or equivalent legislation in any other jurisdiction. Without limiting the generality of the foregoing, to the maximum extent permitted by law, the covenants not to assert granted by this agreement will not be affected by a rejection of this agreement in bankruptcy, and will continue subject to the terms and conditions of this agreement. If this agreement is rejected or deemed rejected in a bankruptcy proceeding (a “Rejection”), the debtor will provide written notice thereof to the non-debtor. If any rights under this agreement are determined by a bankruptcy court not to be “intellectual property” rights for purposes of Section 365(n), all of those rights will remain vested in, and fully retained by, the non-debtor party after any Rejection.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this agreement as of May 17, 2006.

SPRINT NEXTEL CORPORATION

By	/s/ CHARLES WUNSCH
Name:	Charles Wunsch
Title:	Vice President

EMBARQ CORPORATION

By	/s/ MICHAEL B. FULLER
Name:	Michael B. Fuller
Title:	Chief Operating Officer

Exhibit A

Embarq Patents

Docket Number	Inventors	Application #	Assignee	Patent #	Title
012	House, J.A. McCormick, David McCoy, George	08/107,932	Premier Telecom Products, Inc.	5,411,414	Electrical Connector

794	Bottner, Alfred J.	326,311	United Telecommunications, Inc.	D274,428	Housing for an Automatic Telephone Alarm System

800	Fahey, R.J. Resnick, M.L.	94,242	United Telecommunications, Inc.	4,454,502	Apparatus for Monitoring and Signaling System

1012	Stickney, David R.	06/877,526	United Telephone Company of Ohio	5,337,343	Headset Bridge for Operating Multiple Communication Devices

1073	Alley, Willard K. Kinsler, Sidney C. Knapp, Dale A.	08/506,941	Sprint Communications Company L.P.	5,687,224	Telecommunications Circuit Provisioning & Administration System

1107	Asplen, Brennan	08/770,744	Sprint Communications Company L.P.	6,044,354	Computer-Based Product Planning System

1396	Mwaura, James Smith, Dwayne	09/583,7-5	Sprint Communications Company L.P.	6,591,274	Computer Software Framework and Method for Accessing Datat from One or More Datastores for Use by One or More Computing Applications

1415	Ibitayo, Kemi Levi, Joey Pringle, Jason Smith, Dwayne Terrell, Scott Tucker, James	09/579,623	Sprint Communications Company L.P.	7,031,976	Computer Framework and Method for Isolating a Business Component from Specific Implementations of a Datastore

1416	Ibitayo, Kemi Levi, Joey Pringle, Jason Smith, Dwayne Tucker, James	09/796,191	Sprint Communications Company L.P.		Method for Enumerating Data Pages in a Stateless, Distributed Computing Environment

1752	Huey, Brian M. Hulett, Rick Kelly, Mark G.	09/990,745	Sprint Communications Company L.P.	abandoned	Information and Service Delivery and Management System for Multiple Room Settings

1853	Ray, Amar N.	10/167,740	Sprint Communications Company L.P.	6,968,053	Acoustic Signal Transfer Device

1922 1922a	Autry, Rusty McHugh, Lawrence E. Standifer, Ronald L.	10/288,108 11/177,628	Sprint Communications Company L.P.	6,981,685	Frame for Supporting Telecommunications Equipment

1927	Owens, Steven B.	10/236,286	Sprint Communications Company L.P		System for Integrating and Controlling a School’s Communication Systems

1945	Ben Parker Rick Hulett Brian Huey Randy Hiser	10/304,226	Sprint Communications Company L.P.		PERSONALIZED HOSPITALITY MANAGEMENT SYSTEM

1986 1986a	Blank, Richard D. Finch, Douglas B. Morris, John L.	10/236,565 11/238,055	Sprint Communications Company L.P.	6,987,837	Close-Out Test System

2146 2146 PCT	Ben Parker Rick Hulett Brian Huey Randy Hiser	10/319,985 US03/34277	Sprint Communications Company L.P.		METHOD AND SYSTEM FOR PROVIDING CUSTOMIZED MEDIA CONTENT

2147	Ben Parker Rick Hulett Brian Huey Randy Hiser	10/331,818	Sprint Communications Company L.P.		CUSTOMIZING USER EXPERIENCES USING A UNIVERSAL PERSONAL PROFILE

2192	Porter, Duane L.	10/607,788	Sprint Communications Company L.P.		Enhanced Distributed Extract, Transform and Load (ETL) Computer Method

2198	Shivananada, Sunitha Sripathi, Raj Winner, Angela	10/429,614	Sprint Communications Company L.P.		System and Method for Access Provisioning in Multiple Telecommunications Technologies

2235	Gregory, Michael A. McDougal, Harold Neidecker, Stan	10/610,117	Sprint Communications Company L.P.		System and Method for Automated Routing and Processing of Telecommunication Service Orders

2237	Chalk, Andrew	10/456,301	Sprint Communications Company L.P.	6,850,611	System and Method for Code Routing in a Telephony Network

2254	Gregory, Michael A. McDougal, Harold Neidecker, Stan	10/610,191	Sprint Communications Company L.P.		Method and System for Identifying and Categorizing Past Due Telecommunication Service Orders

2255	Gregory, Michael A. McDougal, Harold Neidecker, Stan	10/610,208	Sprint Communications Company L.P.		System and Method for Ordered Processing of Telecommunication Service Orders

2256	Gregory, Michael A. McDougal, Harold Neidecker, Stan	10/610,118	Sprint Communications Company L.P.		System and Method for Prioritizing the Analysis of Telecommunication Service Orders

2277	Klamm, Doug McMillan, Brian	10/608,994	Sprint Communications Company L.P.	6,818,829	Buried Splice Enclosure

2355	Cheema, Farooq Dwekat, Zyad Fries, Jeffrey Lowe, John	10/715,781	Sprint Communications Company L.P.		System and Method for Managing Telecommunication Trunk Groups

2408	Nicholas, Beverly	10/730,071	Sprint Communications Company L.P.		System and Method for Providing Automated Telephone Training

2411	Owens, Steve, B.	10/694,337	Sprint Communications Company L.P.		Audio/Visual Media Controller

2418	Sriram, Nandhakumar	10/668,732	Sprint Communications Company L.P.		QUEUING CONNECTOR TO PROMOTE MESSAGE SERVICING

2438	Dwekat, Zyad Fries, Jeffrey	10/669,928	Sprint Communications Company L.P.		Switch Code Routing Management Method and System

2453	Radel, William Warty, Ameya W.	10/622,741	Sprint Communications Company L.P.		Electronic Joint Use Proposal Method

2478	Cook, Andrew V.	10/645,183	Sprint Communications Company L.P.		Method and Apparatus for Integrating Point-to-Point Networks with Multipoint Networks

2544	Etheridge, Cathy Glover, Rich Istok, Jennifer Liston, Dana Maas, David McLellan, Lisa Kay Robinson, Deborah	10/746,983	Sprint Communications Company L.P.		Method and System for Automatically Requesting, Generating and Maintaining ATM Addresses

2587	Carrier, Alan Fries, Jeffrey	10/787,962	Sprint Communications Company L.P.	Computerized System and Method for Collecting and Storing Universal Line Usage Information in a Telecommunications Network

2594	Broome, Frank Fries, Jeffrey Ward, Bill	10/788,157	Sprint Communications Company L.P.	Computerized System and Method for Generating Universal Line Usage Reports

2595	Edwards, Bill (William) Fries, Jeffrey	10/787,345	Sprint Communications Company L.P.	Computerized System and Method for Updating the Layout of a Telecommunications Network

2596	Broome, Frank Edwards, Bill (William) Fries, Jeffrey	10,787,340	Sprint Communications Company L.P.	Computerized System and Method for Displaying Line Unit Performance Details and Load Balance Activity

2597	Fries, Jeffrey	10/787,978	Sprint Communications Company L.P.	Computerized System and Method for Displaying Line Usage Reports

2598	Brenton, Jim Hermstedt, Matt Martin, Mike Reece, David	10/789,292	Sprint Communications Company L.P.	Method and System for Providing Secure, Centralized Access to Remote Elements

2638	Goggans, James Talukdar, Debashis	10/791,967	Sprint Communications Company L.P.	Method and System for Rapidly Presenting Network-Element Transient Data

2642	Sripathi, Raj Winner, Angela	10/790,411	Sprint Communications Company L.P.	C2P Provisioning Late- Breaking Scenarios

2643	Fong, Wai Kit Saladi, Naresh	10/881,385	Sprint Communications Company L.P.	CUSTOMIZABLE WORKFLOW REPORTER

2694	Jacobs, Alan Owens, Steven B.	10/803,046	Sprint Communications Company L.P.	Media Administering System and Method

2810	Meinsen, David	10/969,590	Sprint Communications Company L.P.	COMPUTERIZED METHOD AND SYSTEM FOR DOCUMENTING A PROCESS

2811	Meinsen, David	10/969,537	Sprint Communications Company L.P.	COMPUTERIZED METHOD AND SYSTEM FOR INCORPORATING CONTROL CARD FUNCTIONALITY INTO A PROCEDURE

2812	Meinsen, David Costello, David F. Ryan, Edwin Shaw, Douglas	10/969,534	Sprint Communications Company L.P.	COMPUTERIZED METHOD AND SYSTEM FOR GENERATING PROCEDURES CAPABLE OF BEING USED WITH MULTIPLE DATABASES

2854	Owens, Steven B.	10/951,740	Sprint Communications Company L.P.	Video-All-Call System and Method for a Facility

2893	Kelly, Mark G. Owens, Steven B.	10/928,568	Sprint Communications Company L.P.	Remote Control for a Facility

2896	Meinsen, David	10/999,510	Sprint Communications Company L.P.	SYSTEM AND METHOD FOR AUTOMATING DISASTER RECOVERY OF A MAINFRAME COMPUTING SYSTEM

2897	Meinsen, David	10/999,557	Sprint Communications Company L.P.	SYSTEM AND METHOD FOR PROVIDING RESOLUTIONS FOR ABNORMALLY ENDED JOBS ON A MAINFRAME COMPUTER SYSTEM

3017	Dietrich, Brenda	Closed	Sprint Communications Company L.P.	Packet Conversion Service Order Tracking

3029	Dwekat, Zyad Fries, Jeffrey Hanford, Robert Raines, Robert	11/095,078	Sprint Communications Company L.P.	System and Method for Auditing Switch Code Routing Instructions

3044	Drake, Peter McLellan, Lisa Kay Metz, George	11/058,470	Sprint Communications Company L.P.	Method and System for Processing Communications Orders

3062	Owens, Steven B.	11/042,263	Sprint Communications Company L.P.	Multi-Campus Mobile Management System

3015	Cheema, Farooq Dwekat, Zyad Fries, Jeffrey Lowe, John	11/041,467	Sprint Communications Company L.P.	A Method and System for Providing Service Request Notifications Related to a Communications Network

3144	Owens, Steven B.	11/074,861	Sprint Communications Company L.P.	IP Based Scheduling and Control of Digital Video Content Delivery

3176	Cheema, Farooq Dwekat, Zyad Espinoza, Rachael Johnson, Shawna Leathers, Vernique	11/125,994	Sprint Communications Company L.P.	Methods and Systems for Automating Data Transactions in a CLEC Interface Model

3239	Okeson, Warren Toman, Ronald Lambert, Larry C.	11/154,620	Sprint Communications Company L.P.	Changing Line Cards Associated with a Communications Network

3240	Boland, Kevin Tedder, Kenneth Dwekat, Zyad	11/159,800	Sprint Communications Company L.P.	Managing Information Describing a Communications Network

3339	Tucker, Curtis	Closed	Sprint Communications Company L.P.	IPTV Channel Change Control

3345	Cheema, Farooq	11/226,755	Sprint Communications Company L.P.	Converting a Toll Calling Area to an Extended Area Service

3346	Tucker, Curtis	Closed	Sprint Communications Company L.P.	Universal VOD Server with Middle Ware

3492	Olson, Traci Tim Greene Terri Luebbering Bernie Hurst Guy Bower Brian Hattaway	11/411,727	Sprint Communications Company L.P.	A SYSTEM AND METHOD FOR ADMINISTERING A CONSTRUCTION ACTIVITY FOR A TELECOMMUNICATIONS COMPANY

3493	Olson, Traci	Closed	Sprint Spectrum L.P.	ECP Charge in Process Automation and Enforcement

3548	Guy Bauer Traci Olson	Closed	Sprint Communications Company L.P.	Design to Workflow Selection and Rules in ECP

3549	Guy Bauer Traci Olson	Closed	Sprint Communications Company L.P.	As-Built to Inventory Selection and Rules in ECP

3550	Guy Bauer Traci Olson	Closed	Sprint Communications Company L.P.	Billing Integration to Design and Workflow Systems in EC

3568	Divens, Steven Drye, Donald Dwekat, Zyad Haley, Darryl Odum, Jerry	11/271,724	Sprint Communications Company L.P.	ATM Frame Relay Capacity Management

3615	Boggs, Patricia Fleenor, Michael	11/290,390	Sprint Communications Company L.P.	RNP OSP Pricing System

3651	Boggs, Patricia Fleenor, Michael	11/289,807	Sprint Communications Company L.P.	System-Independent Cost-Prediction Application

3744	Ray, Amar N	Unfiled		Alternate Low Cost Solution for Home Hub/Docking Station Address Based 911

3768	Shook, David Kavulich, Andrew Blank, Bradley	Unfiled		Task Arbitrator (TA)

3805	Bugenhagen, Michael	Unfiled		Ethernet First Mile QOS Operational Measures

3839	Bugenhagen, Michael	Unfiled		Service Layer Line State Translations for Inter Carrier Signaling

3841	Schultz, Justin	Unfiled		System and Method to Complete NRUF Forms and Facilitate Number Pooling

3842	Bugenhagen, Michael	Unfiled		Integrated Ethernet Access

3865	Fleenor, Michael Joyner, William Rhodes, Juanita Williamson, Teri Clark, Ronald HMallory, Toddarrell Combs, Amy Jo Bagavathy, Sangeetha	Unfiled	DSL Tracking System

3875	Bugenhagen, Michael	Unfiled	Class 5 Wireless Hijack

3876	Bugenhagen, Michael	Unfiled	IP Based Remote Cell Phone Repeater

3907	Bugenhagen, Michael	Unfiled	Fixed Point VPN Diagnostics Tools Service

3923	Trueman, Tom (Roger) Rock, Joseph E. Cline, Timothy	Closed	Smart Network Phone

3969	Bugenhagen, Michael	Unfiled	Fixed Point VPN Diagnostics Tools Service